PRESS RELEASE

Contact: Debbie Mosier, President
Phone: 405/707-9060
Email: debbie.mosier@tmsinc.com

TMS Reaches Tentative Settlement of Patent Infringement Lawsuit


STILLWATER, OK - March 24, 2005 - TMSS Liquidation, Inc., formerly TMS, Inc. (OTC Bulletin Board : TMSS), announced that a tentative agreement has been reached between TMS, Measurement Incorporated and NCS Pearson, Inc., to resolve the patent infringement lawsuit currently pending in the Eastern District of North Carolina. In the lawsuit, NCS Pearson alleged that the Virtual Scoring Center technology infringed certain of its patents. The tentative settlement provides for a dismissal of TMS from the lawsuit and a complete release of TMS and any of its affected customers from any claims of infringement related to the lawsuit. TMS will not be required to pay any amounts to NCS Pearson as part of the settlement. The parties anticipate a final settlement by April 20th.

In December 2004, TMS announced the sale of its Components's Technology Business to Pegasus, the sale of its membership interest in VSC Technologies, LLC, to Measurement Incorporated and a plan of liquidation and dissolution for TMS. Debbie Mosier, TMS President stated "I am pleased that a tentative agreement has been reached so that we can now move forward more quickly to wind up the affairs of TMS and make a final cash distribution to our shareholders."

About TMSS Liquidation, Inc.
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TMSS Liquidation, Inc. is a publicly held company located in Stillwater,
Oklahoma which is in the process of implementing a plan of liquidation and dissolution of the Company. For more information call 1-405-707-9060.

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